EXHIBIT 99.1

ONAR Signs Definitive Agreement to Acquire JUICE, Doubling Revenue and Expanding AI-Driven Marketing Capabilities

Miami, FL – September 18, 2025 – Onar Holding Corporation (OTCQB: ONAR), a leading marketing technology company and network of marketing agencies, today announced it has signed a definitive securities purchase agreement to acquire 100% of the membership interests of JUICE, via ONAR’s subsidiary Storia, in a cash and stock transaction.

Founded in 2017, JUICE is an award-winning digital marketing agency specializing in paid digital advertising, search engine optimization, email marketing, and content marketing campaigns. JUICE holds a wide range of highly esteemed certifications and has preferred partner partnerships with Meta, Google, Klaviyo, Shopify, and most notably, TikTok.

JUICE is also the recipient of multiple accolades, ranking #105 on the Inc. 5000 and the 7th fastest growing advertising and marketing company in the nation in 2021. Historical clients of JUICE include Barstool Sports, Paris Hilton, L'Oréal, Ramp, CBDistillery, and Diesel, among others.

Strategic Synergies and Executive Alignment

ONAR will retain key JUICE personnel to support a smooth transition, including Co-Founders Michael Lisovetsky and Troy Osinoff, and COO David Khandrius.

Osinoff will join ONAR’s executive leadership team, while Lisovetsky and Khandrius will assist during the integration period to ensure continuity across operations and client relationships.

This acquisition is expected to more than double Storia’s revenue and enhance profitability through accretive growth and operational efficiencies.

ONAR Labs to Integrate AI-Powered Technology "Sour Grapes"

As part of the transaction, ONAR will absorb JUICE’s proprietary AI software Sour Grapes, an intelligent Facebook comment moderation tool that uses sentiment analysis and keyword filtering to boost ROAS, engagement, and brand equity. The product will be integrated into ONAR Labs, the company’s in-house incubator for SaaS and marketing technologies.

Continued Commitment to Delivering Client Value

“Bringing JUICE into our agency network marks a pivotal milestone for ONAR as we continue to enhance our offerings,” said Claude Zdanow, CEO of ONAR. “This acquisition aligns perfectly with our growth strategy and allows us to deliver even more value to customers by combining our talented teams and proprietary marketing technologies.”

"Today marks a significant new chapter for JUICE as we finalize this agreement,” said JUICE Co-Founder Troy Osinoff. “Combining our strengths and shared visions with ONAR will lead to new innovations in digital marketing.”

Fellow JUICE Co-Founder Michael Lisovetsky also expressed optimism about the signed agreement, stating, "Our team is looking forward to growing and learning with a larger organization, and I'm particularly enthusiastic about the expanded resources and new opportunities that await us.”

“This is about accelerating outcomes for our clients. ONAR gives JUICE the platform to scale what works and the innovation engine to build what is next,” said David Khandrius, COO of JUICE.

The agreement outlines a 72-day audit period covering JUICE's financials for the past two years, which ONAR confidently expects to finalize within the stipulated timeframe due to prior due diligence and organized record-keeping. ONAR is dedicated to transparent communication with stakeholders and will continue to share significant updates as they arise.

About ONAR Holding Corporation

ONAR (OTCQB: ONAR) is a leading marketing technology company and network of specialized marketing agencies. Its mission is to deliver unparalleled marketing services with measurable growth through an integrated, AI-driven approach. ONAR’s agency network includes specialized performance and healthcare marketing solutions, supported by ONAR Labs—a technology incubator deepening its AI capabilities. ONAR works with mid-market and growth-stage companies and is actively acquiring agencies to expand its platform.

About JUICE

Founded in 2017, JUICE is an integrated digital marketing agency helmed by entrepreneurs with a strict focus on maximizing ROI. With offices in New York and Miami, the company has quickly become an industry leader in results-driven growth strategy development, social advertising, search engine marketing, organic search ranking, and lead generation.

To learn more, please visit www.thinkjuice.com or follow the agency on Facebook, Instagram, and LinkedIn.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding ONAR’s growth strategy, acquisitions, technology development, integration, and expected outcomes. Forward-looking statements reflect current views about future events and are based on assumptions and subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially include, among others, those described in ONAR’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. ONAR undertakes no obligation to update or revise these statements, except as required by law.

Media Contact:

Sara Scully

Marketing Manager

ONAR

213-437-3081

IR@onar.com

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